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EXHIBIT 21.  SUBSIDIARIES OF THE REGISTRANT

    The following companies are subsidiaries of the Registrant:

  •
  Datone, Inc., a Delaware corporation

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  NB Payphones, Ltd., a Pennsylvania corporation

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EXHIBIT 21. SUBSIDIARIES OF THE REGISTRANT